Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARE FOR KIDS - USA, LLC

(a Delaware limited liability company)

December 1, 2006

EACH MEMBER SIGNING THIS AGREEMENT MUST CAREFULLY READ AND UNDERSTAND SECTION 51 WHICH CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES BEING MADE BY EACH MEMBER.

Limited Liability Company Agreement Index

(i)

20.		ACTIONS BY THE MEMBERS	12
	(a)	General	12
	(b)	Meetings	12
	(c)	Written Action	12
	(d)	Actions Binding	12
21.		MANAGEMENT OF THE COMPANY	13
	(a)	General	13
	(b)	Election of Managers	13
	(c)	Managers	13
	(d)	Resignation and Removal	13
	(e)	Powers and Authority	13
	(f)	Officers	14
	(g)	Duties of the Managers	15
22.		BANK ACCOUNTS	15
23.		RECORDS AND REPORTS	15
	(a)	Records	15
	(b)	Annual Reports	15
	(c)	Inspections	16
	(d)	Other Information	16
24.		COMPENSATION	16
25.		RELIANCE ON ACTS OF THE MANAGERS AND OFFICERS	16
26.		INDEMNIFICATION	16

FUNDAMENTAL CHANGES			18

27.		ADDITIONAL MEMBERS	18
28.		WITHDRAWAL	18
29.		TRANSFER OF UNITS	19
	(a)	Restrictions	19
	(b)	Substitution	19
	(c)	Transfers in Violation	19
30.		PURCHASE RIGHTS	19
	(a)	Proposed Sale	19
	(b)	Other Proposed Transfers	20
	(c)	Exercise of Rights	21
	(d)	Company Call; Additional Parties Put	21
	(e)	Closing and Payment	23
	(f)	Drag-Along	24
31.		DISSOLUTION	24
	(a)	General	24
	(b)	Liquidation and Termination	25
	(c)	Final Accounting	25
32.		AMENDMENTS	26
	(a)	By the Managers	26
	(b)	By Consent	26
	(c)	Other Amendments	26
	(d)	Notice of Proposed Amendments	26

MISCELLANEOUS			26

33.		NOTICES	26
34.		TIME PERIODS	26
35.		APPRAISAL	27
	(a)	Appraisals	27
	(b)	Sides	27
36.		ENTIRE AGREEMENT	28
37.		SUCCESSORS IN INTEREST	28

(ii)

38.		COUNTERPARTS AND FACSIMILES	28
39.		SEVERABILITY	28
40.		CAPTIONS	28
41.		ADDITIONAL DOCUMENTS	28
42.		INDEMNIFICATION	28
43.		NO THIRD PARTY BENEFIT	29
44.		GENDERS AND NUMBERS	29
45.		TIME OF ESSENCE	29
46.		NON-WAIVER	29
47.		COMPLIANCE WITH SECURITIES LAWS	29
48.		SURVIVAL	29
49.		APPLICABLE LAW	29
50.		SCHEDULES AND EXHIBITS	29
51.		REPRESENTATIONS OF MEMBERS	30
	(a)	Evaluation of Investment	30
	(b)	No Registration or Marketability	30
	(c)	Long-Term Investment	30
	(d)	Accredited Investors	30
	(e)	Suitability of Investment	31
52.		CONFIDENTIALITY	31
53.		LEGISLATIVE, REGULATORY, OR ADMINISTRATIVE CHANGE	31

APPENDIX - Defined Terms Locator List

EXHIBIT A – Initial Members

EXHIBIT B – Individual Owner Units

(iii)

CARE FOR KIDS - USA, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is made effective December 1, 2006, among ADP-CFK, LLC, a Delaware limited liability company (“ADP-CFK“), and the other persons identified on Exhibit A attached to this Agreement (the “Additional Parties“). ADP-CFK with the Additional Parties are sometimes referred to in this Agreement collectively as the “Initial Members” and separately as an “Initial Member.”

BACKGROUND INFORMATION

A. The Initial Members and others are parties to a Contribution Agreement dated October 25, 2006 (the “Contribution Agreement”) pursuant to which, among other things, the Additional Members are making contributions to the capital of the Company in the form of assets used by them in their businesses, in exchange for which they are receiving cash consideration and interests in the Company (as defined below), all as more fully described in the Contribution Agreement and this Agreement.

B. Although the Company has been formed by the filing of its Certificate of Formation (the “Certificate“), which ADP-CFK caused to be filed with the Secretary of State of Delaware, the Company has had no operations or contributions to its capital prior to the date of this Agreement. ADP-CFK and the Additional Parties are entering into this Agreement to complete the organization of the Company and cause it to commence operations.

STATEMENT OF AGREEMENT

For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Initial Members hereby agree as follows:

ORGANIZATIONAL MATTERS

1. General. The Initial Members are entering into this Agreement for the purposes of continuing a limited liability company (the “Company”) under the laws of the State of Delaware and of setting forth the rights and obligations of the Members of the Company. (As used in this Agreement, the term “Member” shall refer to each of the Initial Members, and to each person hereafter admitted to the Company as a member, as provided in this Agreement.)

2. Name. The current name of the Company is “Care for Kids - USA, LLC”. Following the execution of this Agreement, the name of the Company may be changed to such name as may be selected by the Managers (as hereinafter defined); provided that such new name shall be acceptable to the Secretary of State of Delaware and of such other states, if any, in which the Company may do business. The Company may also operate its business under any assumed name as may be selected by the Managers.

(1)

3. Purposes and General Powers. The purposes of the Company shall be to: (a) acquire the Contributed Assets (as defined in Section 10(a)), subject to certain liabilities, which have been used by the Additional Parties in the operation of dental practices specializing in the treatment of children, including primarily children covered by Arizona’s Medicaid program called Arizona Health Care Cost Containment System (the “Business“) and otherwise consummate the transactions contemplated by the Contribution Agreement; (b) contribute the Contributed Assets to a newly formed wholly-owned Delaware limited liability company subsidiary of the Company named Care for Kids of Arizona, LLC (“Arizona Subsidiary”); (c) cause Arizona Subsidiary to operate the Business; (d) finance the operation of the Business by Arizona Subsidiary; (e) cause the Business to be expanded as deemed appropriate by the Managers; (f) expand the Company’s operations into other states by owning or providing administrative services to dental practices similar to the Business; (g) engage in any other transactions or activities as may be approved by the Members; and (h) engage in any and all other lawful activities incidental or related to any of the foregoing. Except as may be restricted by the Certificate and subject to applicable law in the state or states in which the Company operates, the Company shall have and may exercise all powers and rights which a limited liability company may legally exercise pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”).

4. Organizational Filings.

(a) Delaware. ADP-CFK has caused the Certificate to be filed with the Secretary of State of Delaware pursuant to the Delaware Act, and the Managers shall cause the Company to comply with all other applicable requirements of the Delaware Act.

(b) Other States. Prior to the Company’s beginning to conduct business in any other jurisdiction, if any, the Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company authorized to do business in such jurisdiction.

(c) Cooperation. At the request of any Member or Manager, each Member or Manager shall execute, acknowledge or verify and deliver all certificates and other instruments consistent with this Agreement which are necessary or appropriate to qualify, continue or terminate the qualification of the Company as a limited liability company in Delaware and such other jurisdictions as may be determined by the Managers.

5. Nature of Entity. It is the intention of the Members that the Company, as a limited liability company, shall not constitute or be treated as a partnership, limited partnership or joint venture for any purpose other than for federal and state income tax purposes. Except as otherwise specifically provided in this Agreement or required by applicable law, no Member or Manager shall be liable for any debts, obligations or liabilities of the Company, whether resulting from the judgment, decree or order of any court or otherwise.

6. Principal Office and Place of Business. The address, principal office and principal place of business of the Company shall be at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880, or at such other place as the Managers may designate from time to time.

(2)

7. Agent for Service of Process. The name and address of the Company’s agent for service of process in Delaware shall be Corporation Service Company, 2711 Centerville Road, in the City of Wilmington, County of Newcastle, or such other person as the Managers may designate from time to time by filing appropriate instruments with the Secretary of State of Delaware pursuant to the Delaware Act.

8. Tax Matters Member. A majority in interest of all Members shall, from time to time, designate one of the Members to be the Company’s “tax matters partner” for purposes of §6231(a)(7) of the Internal Revenue Code of 1986 (the “Code“). The Member so designated (the “Tax Matters Member“) shall, at the expense of the Company, exercise the authority and carry out the responsibilities prescribed for a tax matters partner by §§6223 et seq. of the Code in accordance with those provisions and the Treasury Regulations (the “Regulations“) thereunder, including, without limitation, acting on behalf of the Company in administrative and judicial proceedings involving proposed adjustments to Company items and keeping all Members informed of such proposed adjustments. Any other Member may, at its own expense, participate in such proceedings as permitted by those provisions of the Code and Regulations. The Tax Matters Member shall advise all other Members in writing of any proposed settlement of such a proposed adjustment, of any requested extensions of any applicable statute of limitations and of any “final partnership administrative adjustment,” as that term is used in the above-referenced provisions of the Code. Unless approved by a majority in interest of all Members, the Tax Matters Member shall not cause the Company to agree to any such proposed settlement or extension or to pursue judicial review of any such final partnership administrative adjustment. The Tax Matters Member shall have no liability to the Company or any Member for any action taken or not taken by it in good faith in accordance with this Section 8. ADP-CFK is hereby designated by the Members as the Company’s initial Tax Matters Member.

9. Term. The existence of the Company shall continue on a perpetual basis unless the Company is sooner terminated and liquidated and its affairs wound up pursuant to applicable provisions of the Delaware Act and applicable provisions of this Agreement.

FINANCIAL AND ACCOUNTING MATTERS

10. Capital Contributions.

(a) Initial Contributions. Concurrently with the execution of this Agreement, ADP-CFK shall contribute cash in the amount of $18,700,000 to the capital of the Company. In exchange for that contribution, the Company shall issue 85,000 Units (as defined in Section 14) to ADP-CFK.

Concurrently with the execution of this Agreement, the Additional Parties shall contribute to the Company substantially all of their assets as more fully described in the Contribution Agreement (the “Contributed Assets”), which assets have an agreed fair market value, net of certain liabilities of the Company, of $22,352,941, with the aggregate contribution

(3)

allocated among the Additional Parties as provided in the attached Exhibit A. In exchange for those contributions, the Company shall (i) pay to the Additional Parties the Cash Consideration (as defined in the Contribution Agreement), (ii) issue to the Additional Parties a total of 15,000 Units, allocated among the Additional Parties as set forth in the attached Exhibit A, and (iii) on or before March 30, 2008, pay to the Additional Parties the Earn-Out Payment (as defined in the Contribution Agreement), allocated among the Additional Parties in the same proportions as the Cash Contribution.

(b) Additional Members. Any person admitted as a Member of the Company after the date hereof shall make contributions to the capital of the Company as agreed upon at such time between the Company and such additional Member, as hereinafter provided.

(c) Additional Capital Contributions. In the event that the Managers determine that additional capital is necessary or desirable to fund the Company’s business, including without limitation to fund the operations of Arizona Subsidiary or any other entity in which the Company may hereafter own an interest (Arizona Subsidiary and such other entities, the “Company Subsidiaries”) (“Additional Capital”), then each Member shall contribute to the Company a pro rata portion of the Additional Capital based on such Member’s then-current Percentage Interest. The Managers shall provide each Member with at least 30 days’ prior written notice of any request for Additional Capital (the “Notice Period”).

If any Member (the “Non-Contributing Member”) fails to contribute the full amount of its pro rata portion of the Additional Capital prior to the end of the Notice Period, then (i) the other Members shall have the right (but not the obligation) to contribute all or part of the Additional Capital the Non-Contributing Member was required, but failed, to contribute; and (ii) additional Units shall be issued by the Company to the contributing Members in numbers sufficient for the respective Percentage Interests of the Members immediately following such contributions and issuance of additional Units to be modified such that each Member’s Percentage Interest shall be the equivalent of a fraction (A) having as its numerator the aggregate capital contributions of such Member, including without limitation the portion of the Additional Capital contributed by such Member (including any portion of the Additional Capital contributed because a Non-Contributing Member failed to contribute its pro rata portion of Additional Capital), and (B) having as its denominator the aggregate capital contributions of all of the Members, including the Additional Capital contributed.

Notwithstanding the foregoing, in the event that (a) Additional Capital is required to be contributed by the Members pursuant to this Section 10(c) after the admission of Members other than the Initial Members, and (b) any Member fails to contribute the full amount of its pro rata portion of the Additional Capital, then additional Units shall be issued by the Company to the contributing Members in numbers sufficient for the respective Percentage Interests of the Members immediately following such contributions and issuance of additional Units to be modified such that each Member’s Percentage Interest shall be the equivalent of a fraction (i) having as its numerator (A) the Fair Value (as defined in Section 30) of the Company as of the date of the Company’s notice of request for Additional Capital multiplied by the Percentage Interest of such Member as of such date plus (B) the amount of any Additional Capital contributed by such Member, and having as its denominator (ii) the sum of the Additional Capital contributed by all of the Members and the Fair Value of the Company as of the date of the Company’s notice of demand for Additional Capital.

(4)

Notwithstanding the foregoing, although the Percentage Interests shall be adjusted in the event a Member fails to contribute his pro rata portion of any Additional Capital, such adjustments shall not constitute any transfer or deemed shift in the then-existing Capital Account balances of any Member.

(d) Limitations. Except as otherwise specifically provided in this Agreement or required by applicable law, (i) no Member shall be required to make any further contribution to the capital of the Company to restore any loss of the Company, to discharge any liability of the Company, to eliminate any negative Capital Account (as defined below) or for any other purpose; (ii) no Member or Manager shall be personally liable for any liabilities of the Company; (iii) no contribution or other amount credited to the Capital Account of any Member shall earn interest at any time; (iv) no Member shall have the right to demand the return of any capital contribution or any other amount credited to the Capital Account of such Member; (v) no Member or Manager shall be personally liable for the return of all or any part of any capital contribution or any other amount credited to the Capital Account of any Member, it being expressly understood by each Member that any such return shall be made solely from the assets of the Company; and (vi) no Member shall have any right to demand or receive property other than cash in return for such Member’s capital contribution or any other amount credited to the Capital Account of such Member, unless so requested in writing by such Member and approved in writing by the Managers, in their sole discretion.

(e) Credit to Capital Account. Contributions to the capital of the Company by a Member, as provided in this Agreement, shall be credited to the Capital Account of such Member when received by the Company.

11. Loans. Except as otherwise specifically provided in this Agreement, a Member or Manager may (but, unless otherwise specifically provided herein, shall not be obligated to) loan funds to the Company for use in the business operations of the Company. Any loan made to the Company by any Member or Manager may, at the option of the lender, be charged interest thereon, provided that if such interest is charged, it shall be at a commercially reasonable interest rate and on other commercially reasonable terms as shall be determined by agreement of the lending Member or Manager and a majority in interest of all the Members, and such lending Member or Manager shall be treated as a general creditor of the Company with respect to such loan.

Without limiting the preceding paragraph, the Company, Arizona Subsidiary, and at the election of the Managers, any other Company Subsidiary shall participate in the cash management system of American Dental Partners, Inc., a Delaware corporation, and parent of ADP-CFK (“ADPI”). Under such cash management system: (a) ADPI may (but is not obligated to) advance funds to the Company or the Company Subsidiaries for capital expenditures, working capital, or other purposes, with any funds advanced to the Company available for contributions or advances by the Company to the Company Subsidiaries as determined by the Managers (all such advances by ADPI, the “ADP Advances”); (b) the funds of the Company and

(5)

the Company Subsidiaries shall be swept into a central ADPI account, designated by ADPI, as frequently as daily, and used to pay down ADPI’s revolving credit facility or other indebtedness; and (c) the ADP Advances may, at the option of ADPI, bear interest at ADPI’s then-current borrowing rate for its revolving credit facility or other financing arrangement providing a source of working capital for ADPI and its subsidiaries. If, as a result of such sweeps, ADPI receives from the Company or a Company Subsidiary funds in an aggregate amount greater than the unpaid ADP Advances made to the Company or that Company Subsidiary, as applicable, ADPI shall be deemed to hold such funds in trust for the benefit of the Company or that Company, as the case may be, but ADPI shall not be obligated to pay interest on such funds.

12. Fiscal Year and Accounting Methods. The fiscal year of the Company shall commence on January 1 and end the following December 31 of each calendar year. The books of the Company shall be kept by the Managers in a manner consistent with the provisions of Sections 13, 15 and 16 and as otherwise determined to be appropriate based upon consultation with the Company’s accountants.

13. Capital Accounts.

(a) A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with applicable regulations under Section 704(b) of the Code. Each Member’s capital account shall be increased by (i) the amount of money contributed by it to the Company; (ii) the fair market value of property or property interests contributed by it to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code); and (iii) the amount of income and gain (or items thereof) allocated to it, including income and gain exempt from tax and income and gain described in Treasury Regulation 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation 1.704-1(b)(4)(i); and shall be decreased by (iv) the amount of money distributed to it by the Company; (v) the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property that it is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code); and (vi) the amount of loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation 1.704-1(b)(2)(iv)(g), but excluding items described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(6) and loss or deduction described in 1-704(b)(4)(i) or (b)(4)(iii), and shall otherwise be adjusted in accordance with Regulations Section 1.704-1(b). In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(b) The Capital Accounts of the Members shall reflect revaluations of property in all events in which such revaluation is permissible or required under the Regulations as provided in Section 15(d). In the event that the Capital Accounts of the Members are, in accordance with the preceding sentence, computed with reference to a book value of any asset that differs from its adjusted tax basis, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization, and gain or loss, as computed for book purposes with respect to such asset in accordance with the Regulations.

(6)

(c) The foregoing provisions, and other provisions of this Agreement relating to the maintenance of capital accounts and allocation of income, gain, loss, deduction and credit, are intended to comply with Regulations Section 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with those Regulations.

14. Ownership Interests. Ownership interests in the Company shall be denominated in “Units.” (Fractional Units, rounded to the nearest hundred thousandth or fifth decimal place, may be issued by the Company if necessary to reflect the agreed upon number of Units to be issued in accordance with the terms of this Agreement.) A Member’s “Percentage Interest,” rounded to the nearest hundred thousandth or fifth decimal place, shall be determined by dividing the number of Units owned by that Member by the total number of Units owned by all Members or Assignees. As described above in Section 10, the Company has issued, as of the date of this Agreement, 100,000 Units. The Units owned by, and the initial Percentage Interests of, the Initial Members are set forth on the attached Exhibit A.

15. Fundamental Allocations.

(a) Computation of Profits and Losses. Profits and losses of the Company shall be computed in the same manner as used by the Company for federal income tax purposes, except that (i) for purposes of computing gain, loss, depreciation and other items, property of the Company shall be considered to have a book value equal to its fair market value as most recently determined pursuant to Section 15(d); (ii) income of the Company exempt from tax, and expenses of the Company not deductible or not properly chargeable to capital for tax purposes, under the Code shall be included in the computation; and (iii) unrealized gain or loss shall be taken into account as provided in Section 15(d).

(b) Allocations. Except as otherwise provided herein, net profits, net losses and credits of the Company shall be allocated to and among the Members in accordance with their respective Percentage Interests.

(c) Tax Allocations.

(i) Income, gain, loss and deduction of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gain, loss and deduction among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gain, loss and deduction will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution, in accordance with the traditional method with curative allocations.

(7)

(iii) If the book value of any Company asset is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c).

(iv) Allocations pursuant to this Section 15(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, loss, deduction and distributions or other Company items pursuant to any provision of this Agreement.

(d) Unrealized Gain or Loss. On each Adjustment Date (as hereinafter defined), the properties of the Company (including any property being distributed by the Company) shall be considered to have been sold on such date at fair market value (as determined by the Managers, using their reasonable business judgment). The unrealized gain or loss attributable to such deemed sale shall be allocated to and among the Members in accordance with Section 15(b). The amount of any distribution in kind shall be considered to be the fair market value of the distributed property, as so determined. As used in this Agreement, “Adjustment Date“ shall mean the date of the dissolution of the Company and each other date upon which there is (i) a distribution in kind of Company property; (ii) a contribution of money or other property (other than a de minimus amount) to the Company by a new or existing Member as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimus interest) to a new or existing Member in consideration for the provision of services to or for the benefit of the Company; or (iv) a distribution of money (other than a de minimus amount) by the Company to a withdrawing or continuing Member as consideration for an interest in the Company.

(e) Varying Interests. If additional Units are issued, or if any Unit is transferred during any fiscal year, the net profits and losses and credits allocated to the Members for such year shall be determined on a daily, monthly or other basis, as selected by the Managers using any method permitted under Code §706 and the Regulations thereunder. The transferee of a Unit shall succeed to the Capital Account attributable to the Unit so transferred.

16. Special Circumstances Allocations.

(a) General. The Code and Regulations impose a number of requirements that must be satisfied in connection with allocations made by the Company (including a requirement that, in order for an allocation of an item of income, gain, loss or deduction to be recognized for federal income tax purposes, the allocation must have substantial economic effect or otherwise must be in accordance with the Members’ interests in the Company). It is the intention of the Members that all allocations made under this Agreement shall comply with those requirements and shall be made in manners consistent with Code §§704(b) and 704(c) and Regulations §§1.704-1 and 1.704-2. In addition to any other steps which may need to be taken to implement that intention, and in connection with certain other special circumstances which might arise, allocations shall be made under the provisions of this Section 16, to the extent applicable, before making any allocations under Section 15.

(8)

(b) Incorporation of Certain Rules. The “qualified income offset“ rules, the “partner nonrecourse deduction“ rules, the “partner minimum gain“ rules, the “partnership minimum gain“ rules and the related “chargeback“ rules of Regulations §§1.704-1 and 1.704-2 are incorporated in this Agreement by reference. Any special allocations of items pursuant to such rules or otherwise made to implement the intentions stated in Section 16(a) shall be taken into account in computing and making subsequent allocations to and among the Members so that the net amount of any items so allocated and the profits, losses and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member under Section 15 if such special allocations had not occurred.

(c) Certain Fee Payments to Members. Payments in the nature of fees or compensation for services made to a Member shall be treated as “guaranteed payments” as contemplated by §707(c) of the Code. If and to the extent that any such payments are finally determined by the Internal Revenue Service or otherwise to be distributions to a Member for federal income tax purposes (instead of being treated as fees), gross income shall be allocated to such Member in the amount of such distributions.

(d) Certain Imputed Interest. If and to the extent that the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member to the Company (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Member.

17. Elections.

(a) General. The Members may cause the Company to make any election required or permitted to be made by the Company under the Code and applicable Regulations, including, without limitation, an election pursuant to §754 of the Code to adjust the basis of the Company’s assets for all transfers of Membership Interests.

(b) Safe Harbor Election. By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure or final Regulations issued with respect thereto in connection with services provided to the Company. For purposes of making such Safe Harbor election, ADP-CFK is hereby designated as the “Partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by ADP-CFK constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice, or similar provision of final Regulations issued with respect to such Safe Harbor election. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the Notice, and any requirements as may be set forth in the final Regulations issued with respect to the Safe Harbor election, including the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each Company interest issued by the Company that qualifies for the Safe Harbor in a manner consistent with the requirements of the Notice or such Regulations.

(9)

Any Member that fails to comply with requirements set forth in this Section 17(b) shall indemnify and hold harmless the Company and each adversely affected Member from and against any and all losses, liabilities, taxes, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel), in each case resulting from such Member’s failure to comply with such requirements. The Company, at the direction of ADP-CFK, shall offset distributions or other payments to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company and any other person under this Section 17(b) (and any amount so offset with respect to such Member’s obligation to indemnify a person other than the Company shall be paid over to such other person by the Company). A Member’s obligations to comply with the requirements of Section 17(b) and to indemnify the Company and any Member under this Section 17(b) shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 17(b), the Company shall be treated as continuing in existence. The Company and any Member may pursue and enforce all rights and remedies it may have against each Member under this Section 17(b) in order to enforce or prevent any violation of the provisions of Section 17(b).

Notwithstanding any other provisions of this Agreement to the contrary, each Member authorizes ADP-CFK to amend this Section 17(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance or Treasury Regulations), provided that such amendment is not materially adverse to such Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

18. Current Distributions. Except in the case of the winding-up distributions described in Section 19, distributions shall be made by the Company as follows:

(a) General. From time to time (but not less often than within 90 days after the end of each fiscal year), the Managers shall, in their sole discretion, determine whether the Company has on hand cash sufficient to permit distributions to the Members. In making such determinations, the Managers shall take into account reasonably anticipated needs of the business of the Company (including, without limitation, the future growth of the Company’s business, both internally and through acquisition, the desire to pay down debt of the Company, and the establishment of and additions to reserve accounts for obligations of the Company, for future capital expenditures by the Company, and for any other purpose deemed by the Managers to be in the best interest of the Company). At the discretion of the Managers (and after giving effect to the provisions of Section 15(d)), property of the Company may, in the sole discretion of the Managers, be distributed in kind.

(10)

(b) Tax Distributions. Notwithstanding the foregoing, but subject to (i) restrictions under applicable law or third-party loan arrangements to which the Company is a party, it is bound, or its assets are subject, and (ii) the authority of the Managers to establish and maintain adequate reserve accounts for known and reasonably anticipated needs of the business and the Company and the Company Subsidiaries, the Company shall make distributions to the Members (within 90 days after the end of each fiscal year) in an aggregate amount equal to (A) the amount of the Tax Distribution (as defined below), minus (B) the aggregate amount of all distributions previously made to the Members with respect to the fiscal year just ended. The “Tax Distribution” shall mean an amount equal to (1) the aggregate amount of the Company’s net taxable income (as determined for federal income tax purposes) allocable to all Members for the fiscal year involved; (2) multiplied by the maximum income tax rates applicable to such income for that fiscal year (using, for this purpose, the highest tax rates applicable to individuals under the federal, Arizona and City of Phoenix income tax laws); (3) less, if such state and local taxes are then deductible for federal income tax purposes, an amount equal to any federal income tax benefit attributable to such deductions (including any reduction in federal surtaxes, but excluding any reduction in any federal alternative minimum tax).

(c) Distributions to Members. Distributions, if any, pursuant to this Section 18 shall be made to the Members in accordance with their respective Percentage Interests.

19. Distributions Upon Winding-Up. Upon dissolution of the Company and the winding-up of the Company’s affairs in accordance with Section 31(b), the assets of the Company (after giving effect to the provisions of Section 15(d)) shall, subject to the requirements of applicable Delaware law, be applied and distributed in the following order of priority:

(a) Creditors. To the payment of debts and liabilities of the Company to creditors of the Company (including those to Members other than liabilities to Members for distributions), including, without limitation, expenses of winding-up and the establishment of any reserves against liabilities and obligations of the Company which the liquidator, in his sole discretion, deems appropriate.

(b) Members. To the Members in accordance with, and in proportion to, their respective positive Capital Account balances.

(11)

OPERATIONS

20. Actions by the Members.

(a) General. Whenever any consent, approval, vote, decision, or other action (hereinafter, simply, “action”) of Members is required or permitted under this Agreement, any Member entitled to participate in that action may do so orally or in writing, and with or without a meeting or consultation with or notice to other Members except as otherwise expressly provided in this Agreement; provided that in the case of any action taken without advance consultation by a majority in interest, the Manager shall notify all Members of such action within 10 business days. Any action approved by the requisite percentage, fraction or other proportion in interest of the Members shall be binding and conclusive upon the Company and all Members, regardless of whether all Members participated in that action. Whenever this Agreement requires the action of a specified percentage, fraction or other proportion “in interest” of some or all of the Members, such requirement shall be satisfied if such action is taken by Members entitled to participate in such action who own Percentage Interests which represent at least the specified percentage, fraction or other proportion of all Percentage Interests in effect at such time and attributable to the total Percentage Interest owned by all Members entitled to participate in such action. Unless otherwise expressly provided to the contrary in this Agreement, any proposed action shall require approval by only a majority in interest of the Members entitled to act upon such matter in order for such action to be made or taken. Except to the extent expressly provided to the contrary in this Agreement, no Member who has an interest in the subject matter of any proposed action shall be disqualified, prohibited, or restricted from participating in or taking that action or participating in any related discussions, deliberations, or other activities.

(b) Meetings. Unless hereafter required by the vote of a majority in interest of all of the Members, there will be no regularly scheduled annual or other meetings of the Members. However, a meeting of the Members may be called at any time upon at least ten days’ written notice (the “Meeting Notice”) to all of the Members given by any Manager or a majority in interest of the Members. The Meeting Notice shall specify the subject matters to be considered at the meeting. Unless otherwise agreed upon in writing by a majority in interest of the Members specifying an agreed upon time and place for the meeting, each meeting shall be by teleconference with arrangements which permit each Member participating in the teleconference to hear (and to be heard by) each of the other participating Members. A majority in interest of all Members (present in person or by written proxy) shall constitute a quorum for any meeting of the Members, and action may be taken at such meeting only with respect to matters directly related to the subject matters specified in the Meeting Notice, unless otherwise agreed upon at such meeting by all of the Members participating in the meeting.

(c) Written Action. Any action of the Members set forth in writing and signed by the requisite percentage, fraction, or other proportion in interest of the Members shall be effective whether or not a meeting of Members has been called and held for the purpose of considering such action.

(d) Actions Binding. Any action taken by the Members at a meeting or in writing, as described above, shall be binding and conclusive upon the Company and all Members

(12)

and Managers, and a copy of the minutes of the meeting or of the written action in which such action was taken shall be certified to be true, accurate and complete by the Managers and shall promptly be provided by the Managers to all of the Members.

21. Management of the Company.

(a) General. In general, and except as otherwise provided in this Agreement or by applicable law, those persons elected by the Members as managers of the Company (the “Managers“, whether one or more than one) shall be responsible for the management of the Company, and no Member who is not a duly elected Manager or officer of the Company shall have any responsibility, right or power to take part in the control of the Company’s business or any authority or power to act or sign for or otherwise bind the Company or any other Member.

(b) Election of Managers. From time to time, the Members shall, except as otherwise provided in this Agreement, determine the number of persons to be elected as the Managers of the Company and shall elect the number of Managers so decided upon. The Managers of the Company may, but need not, be Members of the Company. Each person nominated for election as a Manager must receive approval by a majority in interest of the Members in order to be elected as a Manager.

(c) Managers. Until such time as the Members may decide otherwise, there shall be one Manager of the Company. The Members hereby elect and designate Gregory A. Serrao as the Manager of the Company.

(d) Resignation and Removal. A Manager may resign at any time or may be removed by a vote of the Members at any time (without the necessity of the Members specifying cause for such removal). The vote of a majority in interest of the Members shall be required for removal of a Manager, regardless of whether the Manager is a Member or not.

(e) Powers and Authority. Except as otherwise provided in this Agreement or by nonwaivable provisions of applicable law, the powers and authority of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers (with the consent of a majority of the Managers being required for action by the Managers). Subject to the foregoing, the powers and authority of the Managers shall include, without limitation, the power and authority:

(i) to enter into, make and perform contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and to make all decisions and waivers thereunder;

(ii) to open and maintain bank and investment accounts and arrangements, to draw checks and other orders for the payment of money and to designate individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(13)

(iii) to maintain the assets of the Company in good order;

(iv) to collect sums due to the Company;

(v) to the extent that funds of the Company are available therefor, to pay debts and obligations of the Company;

(vi) to cause the Company to be a party to any merger, exchange or acquisition;

(vii) to acquire, utilize for Company purposes, and sell, lease, exchange, or otherwise dispose of, or grant a lien or security interest in, any asset of the Company;

(viii) to borrow money or otherwise commit the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(ix) to select, remove and change the authority and responsibility of lawyers, accountants and other advisers and consultants;

(x) to obtain insurance for the Company;

(xi) to make decisions concerning distributions by the Company of cash and other property as provided in Sections 18 and 19;

(xii) to adopt, amend or restate bylaws for the Company; and

(xiii) to make any decisions to be made by the Company as the sole member of Arizona Subsidiary.

Without limiting any of the provisions of this Agreement, the Members acknowledge that all assets of the Company and the Arizona Subsidiary shall be pledged as security under ADPI’s Amended and Restated Credit Agreement with KeyBank National Association, as Agent (“KeyBank”), dated February 22, 2005, and in furtherance thereof, the company and Arizona Subsidiary shall each execute a Guaranty Supplement, Perfection Certificate, and Security Agreement Joinder (as each is defined in said Credit Agreement).

(f) Officers. From time to time, at the discretion of the Managers, the Managers may elect persons as officers of the Company, including, without limitation, a chief executive officer, a president, a secretary, a treasurer and such vice presidents, assistant secretaries and assistant treasurers as the Managers may deem desirable. The officers of the Company need not be Members or Managers of the Company. Subject to the provisions of any employment or other agreements (approved by the Managers) between such officer and the Company, each officer so elected shall serve in that capacity at the pleasure of the Managers, and may be removed from such office by the Managers at any time for any reason, with or without cause. The officers so elected by the Managers shall have such powers, duties and responsibilities as may reasonably be assigned to them, from time to time, by the Managers.

(14)

The initial officers of the Company shall be as follows:

Name	Office(s)
Gregory A. Serrao	Chairman, President, and Chief Executive Officer
Ian H. Brock	Vice President
Breht T. Feigh	Vice President and Treasurer
Michael J. Vaughan	Vice President
Gary A. Wadman	Secretary

Such officers shall continue as such until the death, resignation, or removal of an officer or the appointment of new or additional officers by the Managers.

(g) Duties of the Managers. The Managers shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner, devoting such portion of their time and effort to Company affairs as may reasonably be required for the effective management of such affairs; provided, however, that it is expressly understood and agreed that the Managers shall not be required or expected to devote their entire time or effort to the business of the Company and shall not be restricted in any manner from participating in any other business or activities. The Managers also shall cause to be filed such certificates and shall do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Delaware and of any other jurisdiction in which the Company transacts business.

22. Bank Accounts. All cash receipts and other funds of the Company shall be deposited to one or more bank accounts in the name of the Company at one or more banks or other depositories selected by the Managers from time to time. Checks and other withdrawals from such accounts may be signed by any one or more of the Managers or by any one or more other persons who may be selected by the Managers from time to time.

23. Records and Reports.

(a) Records. The Managers shall keep or cause to be kept proper books of account in accordance with Section 12 and in such other manner as the Managers and the Company’s accountants determine to be appropriate. The Managers shall promptly enter or cause to be entered in the Company’s books a full and accurate record of each transaction made by the Managers on behalf of the Company. All books of account, with all other written records and other documents of the Company, shall be maintained at the principal office of the Company or at any other location that may be selected by the Managers from time to time, and shall be open to the reasonable inspection and copying by any Member or such Member’s duly authorized representative, as provided in Section 23(c).

(b) Annual Reports. Within 90 days after the end of each fiscal year, the Managers shall cause to be prepared and delivered to each Member financial statements of the

(15)

Company for that fiscal year, including an income statement, balance sheet, statement of cash flow and statement of changes in Members’ equity, with a summary for each Member. Within 90 days after the end of each calendar year, the Managers shall cause to be prepared and delivered to each Member federal and other applicable income tax returns of the Company for that calendar year, including Schedules K-1 for all Members.

(c) Inspections. Any Member shall have the right to inspect and copy, at such Member’s own expense, any of the Company’s records required to be maintained pursuant to the Delaware Act, at such Member’s reasonable request and during regular business hours.

(d) Other Information. The Managers shall keep the Members informed generally of the transactions entered into by the Managers on behalf of the Company. In addition, each Member shall furnish the Managers full information and account of any and all transactions and matters within that Member’s knowledge affecting or relating to the Company’s business or purposes.

24. Compensation. A person serving as a Manager shall be entitled to receive compensation for services rendered to the Company as a Manager, so long as such compensation is on “arms’-length” terms and otherwise consistent with customary business practice and approved by the Members; provided that, during any time that there is a written employment or consulting agreement in effect between the Company and a Manager, such agreement shall constitute the exclusive source of such Manager’s compensation for services rendered to the Company as a Manager. A person serving as an officer shall be entitled to receive compensation for services rendered to the Company as an officer only if and as approved from time to time by the Managers, so long as such compensation is on “arms’-length” terms and otherwise consistent with customary business practice; provided that, during any time that there is a written employment or consulting agreement in effect between the Company and a person serving as an officer, such agreement shall constitute the exclusive source of such person’s compensation for services rendered to the Company as an officer. All Managers and officers shall be entitled to reimbursement of reasonable expenses incurred by them on behalf of the Company. No written employment or consulting agreement with any Manager shall be entered into by the Company, or, once entered into, amended by the Company, without the prior approval of the Members.

25. Reliance on Acts of the Managers and Officers. No financial institution or any other person dealing with the Managers or officers of the Company shall be required to ascertain whether a Manager or officer is acting in accordance with this Agreement, but such financial institution or such other person shall be protected in relying solely upon the assurances of, and the execution and delivery of documents by, a Manager.

26. Indemnification.

(a) The Company shall indemnify each Management Person (defined below) who was or is a party, or who is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, other than an action by or in the right of the Company, because he or she is or was a Management Person against all expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement

(16)

that actually and reasonably were incurred by the Management Person in connection with the action, suit, or proceeding if (i) the Management Person acted in good faith and in a manner the Management Person reasonably believed to be in or not opposed to the best interests of the Company, and (ii) in connection with any criminal action or proceeding, the Management Person had no reasonable cause to believe the Management Person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not create of itself a presumption that the Management Person did not act in good faith and in a manner the Management Person reasonably believed to be in or not opposed to the best interests of the Company, or in connection with any criminal action or proceeding, a presumption that the Management Person had reasonable cause to believe that the Management Person’s conduct was unlawful.

For purposes of this Agreement, the term “Management Person” shall mean any person who is a manager, member, officer, employee, agent, or other representative of the Company or serves at the request of the Company as a manager, director, trustee, officer, employee, agent, or other representative of another limited liability company, corporation, partnership, joint venture, trust, or other entity or enterprise.

(b) The Company shall indemnify or agree to indemnify each Management Person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor, because he or she is or was a Management Person against all expenses, including attorney’s fees, that were actually and reasonably incurred by the Management Person in connection with the defense or settlement of the action or suit if the Management Person acted in good faith and in a manner the Management Person reasonably believed to be in or not opposed to the best interests of the Company, except that indemnification shall not be made in respect of any claim, issue, or matter as to which the Management Person is adjudged to be liable for negligence or misconduct in the performance of the Management Person’s duty to the Company unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the Management Person is fairly and reasonably entitled to indemnification for expenses that the court considers proper.

(c) Expenses, including attorneys’ fees, incurred by a Management Person in defending any civil, criminal, administrative or investigate claim, action, suit, or proceeding may be paid by the Company in advance of the final disposition of the claim, action, suit or proceeding upon receipt of a written undertaking by or on behalf of the Management Person that the amounts so paid shall be repaid to the Company if it is ultimately determined that indemnification is not authorized under this Section 26.

(d) The indemnification authorized by this Section 26 is not exclusive of and shall be in addition to any other rights granted to those seeking indemnification under this Agreement, any other agreement, a vote of Members of the Company, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions. The indemnification shall continue as to a person who has ceased to be a Management Person and shall inure to the benefit of his or her heirs, executors, and administrators.

(17)

(e) The Company may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a Management Person. The insurance or similar protection purchased or maintained for those persons may be for any liability asserted against them and incurred by them in any capacity described in this Section 26 or for any liability arising out of their status as described in this Section 26, whether or not the Company would have the power to indemnify them against that liability under this Section 26. Insurance may be so purchased from or so maintained with a person in which the Company has a financial interest provided that such purchase is made on an “arms length” basis.

(f) Notwithstanding the foregoing, the Company shall not indemnify (i) a Member with respect to any dispute among the Members or among the Company and any Members arising out of this Agreement or any other agreement among such Members and the Company or (ii) any officer, employee or agent with respect to any dispute between such officer, employee or agent and the Company arising out of any agreement between the Company and such officer, employee or agent.

FUNDAMENTAL CHANGES

27. Additional Members. Additional persons may be admitted to the Company as Members (including, without limitation, by reason of the Company’s acquisition of other businesses), and Units (of any existing or new classes) may be created for issuance to such persons, on such terms and conditions as the Members may determine, including, without limitation, the contributions to be made to the capital of the Company in exchange for such Units.

28. Withdrawal. Except as otherwise provided in this Agreement, a Member shall not have any right or power to voluntarily withdraw or resign from the Company as a Member or any right (under any provision of the Delaware Act or otherwise) to receive any payment or compensation for such Member’s Units upon withdrawal or resignation from the Company, whether or not the withdrawal is in violation of this Agreement and whether or not the withdrawal is voluntary or involuntary. Notwithstanding the foregoing, at such time as a Member has completed the Transfer of ownership of all (but not less than all) of such Member’s Units in a manner permitted by Section 29, such Member shall automatically be treated as having withdrawn from the Company effective as of the date of such Transfer, whether or not any transferee of such Units has become a substituted Member of the Company.

(18)

29. Transfer of Units.

(a) Restrictions. For purposes of this Agreement, the term “Transfer” and other forms of that word shall mean and refer to any sale, exchange, gift or other disposition and any pledge, mortgage or other encumbrance. Except as otherwise specifically provided in this Agreement, Transfers of Units shall be permitted only if approved in advance in writing by a majority in interest of the Members (which consent may be arbitrarily withheld by any Member). Notwithstanding the fact that any required consent to a Transfer of Units has been obtained, or that consent to a Transfer of Units is not required, a Transfer of Units shall be invalid and ineffective as to the Company and all other Members, and the Company shall not recognize the Transfer for any purpose, unless and until:

(i) A written instrument of Transfer in a form reasonably satisfactory to the Managers is executed and filed with the Company;

(ii) Payment is made to the Company of its reasonable expenses in connection with the Transfer, or such payment is waived by the Managers; and

(iii) All requirements of applicable state and federal securities laws have been complied with to the satisfaction of the Managers, and the Managers are reasonably satisfied that such Transfer will not result in the Company’s loss of any federal or state exemption from registration of the sale of securities previously relied upon by the Company.

(b) Substitution. If a Transfer has been made as permitted by Section 29(a), and if the instrument of Transfer states the desire of the transferor Member and of the transferee for the transferee to become a substituted Member of the Company with respect to the Units Transferred, such transferee shall be admitted as a substituted Member of the Company (i) upon execution and delivery to the Managers of an agreement reasonably satisfactory to the Managers pursuant to which such transferee accepts and agrees to be bound by all the terms and provisions of this Agreement, and (ii) if consent to such Transfer was required and obtained pursuant to Section 29(a), the persons granting such consent also consent in writing to such substitution (which consent may be arbitrarily withheld). If the foregoing requirements for substitution have not been satisfied, the transferee of the Units involved shall not be admitted as a substituted Member of the Company, but shall have only such allocation, distribution and other rights with respect to such Units as are provided by the Delaware Act in the case of a transferee who is not a member of limited liability company (an “Assignee”) and shall have no voting or other rights under this Agreement with respect to such Units.

(c) Transfers in Violation. Any attempted Transfer of Units that does not comply with the provisions of this Section 29 or of Section 30 shall not be recognized by the Company, shall be null and void and shall not bind the Company or any Member.

30. Purchase Rights.

(a) Proposed Sale. In the event any Member other than ADP-CFK, any Assignee or any personal representative, fiduciary or other legal representative of any Member

(19)

(other than an ADP-CFK) or Assignee, including any insolvent, dissolved or deceased Member (other than ADP-CFK) or Assignee (in any case, the “Transferor“), proposes to sell all or any part of such Member’s or Assignee’s Units to any person (a “Third Party“), the Transferor shall obtain from such Third Party a bona fide written offer (the “Offer“) to buy such Units. The Offer shall be irrevocably open for acceptance by the Transferor for a stated period of time ending not sooner than 60 days after the Transferor gives notice (the “Transfer Notice“) to the Company and all of the Managers concerning the Units proposed for transfer (the “Offered Units“), and the Transferor shall have paid the Third Party adequate consideration for such Third Party’s agreement for the Offer to remain irrevocable for such stated period of time. The Transfer Notice shall enclose a signed original or photocopy of the Offer, and the Transferor shall promptly provide the Company and the Managers with all information concerning the Third Party and the terms and conditions of the Offer which may reasonably be requested by the Company and the Managers. The Transfer Notice shall constitute an offer by the Transferor to the Company (or to any other person designated by the Company) to transfer the Offered Units to the Company or its designee for the purchase price (i) set forth in the Offer, or (ii) if the Company so elects, in its sole discretion, equal to the Fair Value thereof, determined as provided in Section 30(b). The Company or its designee shall have the right, but not the obligation, to acquire all, but not less than all, of the Offered Units under the provisions of Section 30(c) and (d). If the Company does not elect to acquire all of the Offered Units as provided above, the Transferor shall have the right to sell and transfer the Offered Units to the Third Party within 90 days after the date upon which the Transferor gave the Transfer Notice; provided, however, that any sale and transfer to the Third Party shall not be made at a lesser price or on more favorable terms than those set forth in the Offer. Such Third Party shall then be deemed an Assignee of the Offered Units and shall be subject to the provisions of Section 29.

(b) Other Proposed Transfers. In the event any Transfer of Units by any Member other than ADP-CFK, any Assignee or any personal representative, fiduciary or other legal representative of any Member (other than ADP-CFK) or Assignee, including any insolvent, dissolved or deceased Member (other than ADP-CFK) or Assignee (in any case the “Transferor”) is proposed to be made (other than by sale) to any person (a “Third Party”), the Transferor shall give written notice (the “Transfer Notice”) to the Company and all of the Managers of the proposed transfer of such Units (the “Offered Units”). The Transfer Notice shall constitute an offer by the Transferor to the Company (or to any other person designated by the Company) to transfer the Offered Units to the Company or its designee for a purchase price equal to the Fair Value thereof. The Company or its designee shall have the right, but not the obligation, to acquire all, but not less than all, of such Offered Units under the provisions of Section 30(c) and (d). As used herein, the “Fair Value“ of Offered Units shall be an amount equal to the amount which would be distributed with respect to the Offered Units if (i) the business and all property of the Company (real, personal, tangible and intangible) were sold at gross fair market value as a going concern (without taking into account debts and liabilities of the Company); (ii) all debts and liabilities of the Company were paid in full at book value; and (iii) the Company were terminated and liquidated, and all of its assets were applied and distributed in accordance with the provisions of Section 19. The fair market value of the Company’s property shall be determined by agreement of the Company (or its designee) and the Transferor; provided, however, that if they cannot agree, the fair market value shall be determined by appraisal, as described in Section 35, or by any other mutually agreed upon

(20)

method. Unless otherwise agreed, Fair Value and fair market value shall be determined as of the last day of the month which preceded or coincided with the date upon which the Transfer Notice was given by the Transferor. If the Company does not elect to acquire all of the Offered Units as provided above, the Transferor shall have the right to transfer the Offered Units to the Third Party, within 60 days after the date upon which the Transferor gave the Transfer Notice. Such Third Party shall then be deemed an Assignee of the Offered Units and shall be subject to the provisions of Section 29.

(c) Exercise of Rights. The right of the Company (or its designee) to purchase Offered Units pursuant to Section 30(a) or (b) shall expire 45 days after the date upon which the Company receives a Transfer Notice, unless written notice of exercise is given by the Company to the Transferor on or before the last day of such period.

(d) Company Call; Additional Parties’ Put. Notwithstanding any provision of this Agreement to the contrary: (i) the Company (or its designee) shall have the option, which shall be exercisable at any time or from time to time on or after the fifth anniversary of the date of this Agreement (the “Fifth Anniversary”), to purchase any or all of the Units then held by the Additional Parties for a purchase price equal to the Exit Price (as defined below), and (ii) the Additional Parties shall have the option, which shall be exercisable at any time on or after the Fifth Anniversary, to sell to the Company (or its designee) any or all of the Units then held by the Additional Parties for a purchase price equal to the Exit Price, either such transaction to be on the terms and subject to the conditions of this Section 30(d). The Company’s option under this Section 30(d) (the “Call”) may be exercised by notice from the Company to the affected Additional Parties, and the Additional Parties’ option under this Section 30(d) (the “Put”) may be exercised by notice from Additional Parties then holding a majority of the interests of all Additional Parties who desire to exercise the Put (a copy of which notice also shall be provided to any Additional Parties not giving such notice).

The closing of any purchase and sale of Units under this Section 30(d) shall take place at a time and place determined as provided in Section 30(e). At the closing, the Additional Parties shall assign and transfer all of the Units then held by them to the Company (or its designee) free and clear of all encumbrances and other claims, and the Company (or its designee) shall pay the Exit Price in the manner set forth in Section 30(e). The Exit Price shall be allocated among the Additional Parties in proportion to their then-current Percentage Interests.

For purposes of this Section 30(d), the term “Exit Price“ shall mean, as of any given date, the result obtained when (A) four times the sum of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of the Company for the 12-month period ending on the last day of the calendar month immediately preceding the date of exercise for the applicable Call or Put (the “Calculation Period”), reduced by all indebtedness of the Company, other than trade payables incurred in the ordinary course of business (the “Total Value”), is multiplied by (B) a fraction, the numerator of which is the number of Units then being purchased by the Company (or its designee) and the denominator of which is the total number of then issued and outstanding Units. EBITDA calculations shall be based upon generally accepted accounting principles, but net of all direct costs associated with administering the Company’s business, including without limitation the costs of the Chief Executive Officer and Director of Operations

(21)

of the Company and related expenses, with any administrative or other services provided to the Company by any Member to be accounted for on an “arms’-length” basis consistent with customary business practice, and any and all inter-company expense allocations for the cost of personnel performing services to or on behalf of the Company, such as accounting, payroll, and similar services, as well as other allocations directly benefiting the Company, such as external payroll processing fees and practice management software are support fees.

Notwithstanding the foregoing if at the time of exercise of any Call or Put (a) there exists any events, developments, or circumstances which are not fully reflected in the EBITDA for the Calculation Period and which could reasonably be expected to have a material adverse effect on the business, financial condition, assets, or prospects of the Company (a “Material Adverse Effect”), or (b) an acquisition or divestiture by, or merger of the Company was consummated during the Calculation Period, which could reasonably be expected to have a material positive affect on the business, financial condition, assets, or prospects of the Company (a “Material Corporate Transaction”) and the effects of such Material Corporate Transaction are not reflected for the full 12-month period of calculating EBITDA, then for purposes of determining the applicable Exit Price, the EBITDA for such Calculation Period shall be recalculated on a basis which contemplates and includes the reasonably anticipated results of such Material Adverse Effect and/or Material Corporate Transaction as if the Material Adverse Effect and/or Material Corporate Transaction had occurred prior to the Calculation Period.

Notwithstanding the foregoing, the Call and the Put shall be subject to acceleration, and the purchase price payable for Units subject to modification, as follows:

(xx) If any individual Owner (as defined in the Contribution Agreement) dies or becomes subject to a Long-Term Disability (as defined below), then the Call and Put shall be accelerated and immediately exercisable with respect to the Units deemed to be owned indirectly by such Owner as set forth in the attached Exhibit B.

For purposes of this subsection (xx), “Long-Term Disability” means that, because of physical or mental incapacity, it is more likely than not that the individual Owner will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his or her position as a Member of the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when the individual Owner is under a Long-Term Disability, the questions shall be determined: (A) by a physician selected by agreement between the individual Owner and the Company if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not (B) by two physicians, the first of whom shall be selected by the individual Owner and the second of whom shall be selected by the Company or, if the individual Owner fails to make a selection within 10 days after being requested to do so by the Company, the second physician will be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians. The individual Owner shall submit to all reasonable examinations requested by any such physicians.

(yy) The Call shall be accelerated and become immediately exercisable (at the option of the Company) as to only the Units beneficially owned directly or indirectly by

(22)

the breaching Member upon the occurrence of any one of the following events (the “Breach Events”): (i) any material breach of this Agreement or the Contribution Agreement by any Seller or Owner that remains uncured for 30 days after notice of such breach is provided to the affected Member (however, an election by a Member to not contribute Additional Capital under Section 10(c) of this Agreement shall not be deemed a Breach Event); (ii) any breach of any New Employment Agreement (as defined in the Contribution Agreement) by a Member that would permit the employer under a New Employment Agreement to terminate the employment of the employee under that agreement “for Cause” (as defined in that New Employment Agreement); (iii) any violation or attempted violation of the provisions of Section 30(g) (other than the death of a Member); or (iv) the termination of any New Employment Agreement prior to the Fifth Anniversary thereof resulting from the voluntary resignation of the Member.

If any of the Breach Events occurs prior to the Fifth Anniversary, then the Exit Price payable upon purchase of such Member’s Units upon exercise of the Call shall be $1.00 per Unit. If any of the Breach Events occurs on or after the Fifth Anniversary, then the Exit Price payable upon purchase of Units upon exercise of the Call shall be reduced to 50% of the Exit Price that otherwise would have been payable under this Section 30(d).

Upon any exercise of the Call following a Breach Event, the Company (or its designee) shall have the right to set off any amounts owing to it by the breaching party against the purchase price set forth in this Section 30(d).

(e) Closing and Payment. If any option regarding the purchase of Units under any of the provisions in this Section 30 is exercised, then the purchase and sale of such Units shall be closed within the later of 60 days after the option is exercised or 30 days after the purchase price for the Units has been established, at the time and place reasonably specified by the Company. At the closing, the seller or sellers of such Units (the “Seller”) shall assign and transfer his Units to the purchaser of such Units (the “Purchaser”) free and clear of all restrictions, encumbrances, or claims, except for this Agreement, and the Purchaser shall pay to the Seller the purchase price for such Units by, at the Purchaser’s option, either:

(i) Delivering to the Seller the full purchase price by bank cashier’s check, bank wire, or other means satisfactory to the Seller; or

(ii) Delivering to the Seller (A) 20% of the purchase price for such Units by bank cashier’s check, bank wire, or other means satisfactory to Seller, and (B) a promissory note for the balance of the purchase price, which promissory note shall be payable in five annual installments, with each such installment consisting of 20% of the original principal amount of that promissory note, plus all accrued interest on the declining unpaid principal balance calculated at a rate equal to the mid-term Applicable Federal Rate, with annual compounding, as announced by the Internal Revenue Service (the “Note Rate”), for the calendar month which includes the date of the promissory note. Each such promissory note shall permit all or any part of the principal balance to be prepaid, without penalty, at any time, and shall provide that all payments on the promissory note shall be credited first to interest accrued to the date of payment and then to the installments of principal in the order of maturity.

(23)

Notwithstanding the foregoing provision of this Section 30(e), if Offered Units are being purchased in accordance with Section 30(a) upon the terms and conditions elected under Section 30(a)(i), the terms and conditions of the offer for such Units shall control the purchase of the Offered Units to the extent such terms and conditions are inconsistent with the terms of this Section 30(e).

(f) Drag-Along. If, at any time, Members owning at least a majority of the outstanding Units (the “Approving Members”) approve a proposal for the sale of all of the outstanding Units of the Company, any merger or consolidation involving the Company, or the sale by the Company or its subsidiaries, if any, of all or substantially all of its assets (an “Approved Sale”), then one or more of the Approving Members, may deliver a notice (a “Required Sale Notice”) with respect to such Approved Sale to each Member other than the Approving Members (the “Other Members”) stating that the Approved Sale has been approved or proposed to be effected and providing the identity of the persons involved in such Approved Sale and the terms thereof.

Each Other Member, upon receipt of a Required Sale Notice shall be obligated, which obligation shall be enforceable by any of the Approving Members, to (i) participate in the Approved Sale, (ii) consent to and vote for the Approved Sale or the process pursuant to which the Approved Sale was arranged, (iii) waive any dissenters’ or appraisal rights and similar rights with respect thereto, (iv) if the Approved Sale is structured as a sale of Units, agree to sell all of his Units on the same terms and conditions approved by the Approving Members, and (v) otherwise take all necessary actions to consummate, and to cause the Company to consummate, the Approved Sale, including without limitation: (A) if such Approved Sale is structured as a sale of assets, actions necessary to cause the orderly liquidation of the Company following the consummation of such Approved Sale; and (B) the making of the reasonable representations, warranties, covenants and undertakings to the prospective transferee(s) in such Approved Sale as are made by the Approving Members. Any such Required Sale Notice may be rescinded by the Approving Members by delivering written notice thereof to all of the Other Members.

(g) Transfer Restrictions. Notwithstanding any provision in this Section 30 or any other provision of this Agreement to the contrary, except upon the exercise of the Call on an accelerated basis under Section 30(d) or pursuant to the provisions of Section 30(f), until the Fifth Anniversary: (1) no Member other than ADP-CFK shall have the right to Transfer any of its Units under any circumstances; and (ii) no Member shall permit any voluntary or consensual Transfer of 50% or more of any class of equity ownership interests in such Member.

31. Dissolution.

(a) General. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i) The written agreement of two-thirds in interest of the Members to dissolve the Company.

(24)

(ii) At any time when there are no remaining Members of the Company. (In any other situation where, following the withdrawal of any Member, there is at least one remaining Member, the Company shall not be dissolved, and the business and existence of the Company shall be continued by such remaining Member(s).)

(iii) The entry of a decree of judicial dissolution of the Company under §18-802 of the Delaware Act.

(iv) The sale or other disposition of all or substantially all of the assets of the Company.

(b) Liquidation and Termination. Upon dissolution of the Company, the Managers shall act as liquidator or may appoint one or more of the Managers to act as liquidator. (If there are no Managers then serving, a majority in interest of the remaining Members shall select one or more persons to act as liquidator.) The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution and again after final liquidation, shall cause a proper accounting to be made by a certified public accounting firm of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable, and shall apply the proceeds of liquidation as provided in Section 19 and in accordance with the time requirements of §1.704-1(b)(2)(ii)(b)(2) of the Regulations. If, in the reasonable judgment of the liquidator, it will not be possible or prudent to complete the liquidation of the Company’s assets and the distributions to the Members within that prescribed time period, the liquidator shall, on or before the last day of such period, distribute all remaining assets and liabilities of the Company to a trust, with the liquidator or such other person as the liquidator may appoint serving as the trustee thereof, for the purpose of complying with such timing requirements. The trustee of said trust shall, thereafter, proceed with the completion of the liquidation of said remaining assets in the manner described in this Section 31(b) and with the application of the proceeds therefrom in the manner described in Section 19, and the trust shall be terminated as promptly as possible after completing all such actions.

(c) Final Accounting. Each of the Members shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the last day of the month which includes the date of dissolution and shall provide relevant information concerning the application and disposition of such assets and the proceeds thereof. Upon compliance by the liquidator with the foregoing provisions, the liquidator shall execute and cause to be filed Articles of Dissolution and any and all other documents necessary with respect to termination and cancellation of the Company under the Delaware Act.

(25)

32. Amendments.

(a) By the Managers. This Agreement may be amended by the Managers, without the consent or approval of the Members, if such amendment (i) is solely for the purpose of reflecting the admission of additional Members or substituted Members who have been admitted as additional or substituted Members of the Company in accordance with the terms of this Agreement; or (ii) is, in the opinion of counsel for the Company, necessary or appropriate to satisfy requirements of the Code or Regulations or of any federal or state securities laws or regulations. Any amendment made pursuant to Section 32(a)(ii) may be made effective as of the date of this Agreement.

(b) By Consent. Notwithstanding any other provisions of this Agreement, any amendments to this Agreement which would (i) change the method of allocating profit and loss under Section 15 or 16 or of making distributions under Section 18 or 19, (ii) change any voting rights or required voting percentages otherwise set forth in this Agreement, (iii) expose any Members to personal liability for obligations of the Company, or (iv) modify any of the material terms of Section 30 of this Agreement shall require the consent of all Members adversely impacted by such amendment.

(c) Other Amendments. Except as otherwise provided in this Section 32, amendments to this Agreement shall require the written consent of 90% in interest of the Members.

(d) Notice of Proposed Amendments. A copy of any amendment proposed to be made pursuant to this Section 32 shall be provided to each Member by the Managers at least two (2) business days prior to its proposed adoption date.

MISCELLANEOUS

33. Notices. Any notice, election or other written communication required or desired to be given hereunder shall be deemed given or made at such time as it (a) is delivered personally to the intended recipient, or (b) is delivered to Federal Express, UPS or any similar express delivery service, or is deposited in the United States mails, by registered or certified mail, return receipt requested, bearing proper postage, addressed to the intended recipient at the address set forth on the signature page(s) of this Agreement (in the case of any communication to a Member) or the address of the principal office of the Company (in the case of any communication to the Company). Any Member or the Company may specify some other address for the receipt of such written communications by giving written notice of such change to the other Members. Although a notice, election or other communication shall be deemed given or made when delivered to an express delivery service or deposited in the mails as provided above, any time period that is to begin running by reason of such communication shall not commence until such communication actually is received by the intended recipient.

34. Time Periods. In the case of any time period which, pursuant to the terms of this Agreement, begins to run upon receipt of any notice or the occurrence of any other act or event, the day after such receipt or occurrence shall constitute the first day of such period, and such period shall expire at midnight of the last day of such period.

(26)

35. Appraisal.

(a) Appraisals. If, at any time, this Agreement shall require the determination of any value by appraisal, each appraiser appointed in accordance with the provisions of this Section 35 shall be independent and shall have substantial experience in valuing assets and business operations of the type involved, and one or more such appraisers shall be appointed to determine such value, as follows:

(i) A single appraiser shall be appointed by agreement of the parties on each side of the issue (each “Side“), if they are able to so agree within 10 days after either Side submits a written request to the other Side requesting the other Side to so agree.

(ii) If the Sides are unable to agree upon a single appraiser, as described in the preceding subparagraph (i), the Sides each shall appoint one appraiser within 10 days after either Side submits to the other Side a written notice of appointment of one appraiser and requesting such other Side to appoint a second appraiser.

(iii) If the other Side fails or refuses to make a timely appointment of the second appraiser, as described in the preceding subparagraph (ii), the single appraiser appointed by the Side giving the notice described in said subparagraph shall make the required determination of value.

If a single appraiser is appointed to make the determination of value, that appraiser shall issue a written final report promptly following the completion of such determination. If two appraisers are appointed to make such determination, and if they agree on such value, they shall issue a single written final report promptly following the completion of such determination. If the two appraisers cannot agree, they shall issue separate written interim reports promptly following the completion of their respective determinations, and they shall appoint a third appraiser who shall make a separate determination of value and issue a separate written report (which shall constitute the final report in this situation) promptly following the completion of such determination. If the value determined by the third appraiser (A) is greater than the higher of the first two appraisals, then the higher of the first two appraisals shall be the value; or (B) is less than the lower of the first two appraisals, then the lower of the first two appraisals shall be the value; or (C) is between the first two appraisals, then the third appraisal shall be the value. A final determination of value by the appraiser(s) in accordance with this Section 35 shall be final, binding and conclusive upon all parties hereto and upon all other persons, if any, claiming through such parties. All costs of any appraisals (including the fees of the appraisers) under this Section 35 shall be borne equally by the Sides, except that each such Side shall be separately responsible for the fees of the appraiser appointed by such Side pursuant to Section 35(a)(ii), unless the provisions of Section 35(a)(iii) apply.

(b) Sides. This Section 35 contemplates that there will only be two sides to any particular issue. If any contention is made that there are more than two sides to an issue, that contention shall be resolved by dividing the parties into two Sides by grouping together those parties most closely aligned with each other.

(27)

36. Entire Agreement. Except as otherwise specifically indicated herein, this document contains the entire agreement of the parties and supersedes any and all prior understandings, agreements, representations and negotiations between them respecting the subject matters hereof.

37. Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company, the Members and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

38. Counterparts and Facsimiles. This Agreement and any other documents related to this Agreement may be executed in several counterparts, and each executed counterpart shall be considered as an original of this Agreement or such other document, as the case may be. A counterpart executed and transmitted by facsimile device by any person to the intended recipient thereof shall constitute and be accepted as an executed and delivered original of this Agreement or such other document, as the case may be.

39. Severability. In the event any provision of this Agreement or any application thereof is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions hereof and of any other application of the specific provision involved shall not be affected or impaired in any manner.

40. Captions. The captions at the beginnings of the sections and paragraphs of this Agreement are not part of the context of this Agreement, but are merely labels to assist in locating those sections and paragraphs, and shall be ignored in construing this Agreement.

41. Additional Documents. Each Member shall, and shall cause the Company to, execute, acknowledge or verify and deliver any and all documents from time to time reasonably requested by the Company or any other Member to carry out the purposes and intent of this Agreement.

42. Indemnification. If any Member violates any provision of this Agreement, then, in addition to being subject to all other remedies, liabilities and obligations imposed upon that Member for such violation under this Agreement or under any applicable law, that Member shall indemnify the Company and the other Members against any and all liabilities, losses, damages, claims, costs and expenses directly relating to or arising out of such violation (excluding incidental and consequential damages); plus reasonable legal fees and other costs and expenses of prosecuting or defending claims or controversies, whether litigated or unlitigated; and interest on any such liabilities, losses, damages, claims, costs and expenses from the date paid at a rate equal to the prime rate of interest as published by the Wall Street Journal from time to time. In addition to their other rights under this Agreement, each of the Company and the Initial Members shall have the right to set off any amounts owing to it by any additional Member (or affiliate thereof) against any amounts owing to such additional Member (or affiliate thereof) by the Company or either Initial Member, as applicable, under this Agreement or any other agreement.

(28)

43. No Third Party Benefit. Except as otherwise specifically provided herein, this Agreement is intended for the exclusive benefit of the Company and the Members and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any right or benefit in or to any third party.

44. Genders and Numbers. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other numbers or genders, and each noun used in this Agreement includes the same noun in other numbers.

45. Time of Essence. Time shall be of the essence with respect to the satisfaction of any conditions to the rights of the Members under this Agreement and with respect to all other times specified in this Agreement.

46. Non-Waiver. No failure by the Company or any Member to insist upon strict compliance with any term of this Agreement or to exercise any option, enforce any right or seek any remedy upon any default of any other person shall affect, or constitute a waiver of, the Company’s or such Member’s right to insist upon such strict compliance, exercise that option, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default; nor shall any custom or practice at variance with any provision of this Agreement affect, or constitute a waiver of, the Company’s or any Member’s right to demand strict compliance with all provisions of this Agreement.

47. Compliance with Securities Laws. In addition to the restrictions on Transfers of Units under other provisions of this Agreement, no such Unit may be sold or otherwise Transferred unless and until (a) such Unit has been registered under all applicable federal and state securities laws pursuant to an effective registration statement which contemplates the proposed Transfer and complies with the then-applicable regulations, rules and administrative procedures and practices of any applicable federal and state securities commission or regulator, or (b) the Company has received (or, in its sole discretion, has waived its right to receive) a legal opinion of, or satisfactory to, its legal counsel that no such registration is required.

48. Survival. If any provision of this Agreement establishes, with respect to any Member or the Company, any rights and/or obligations which are to be in effect after the termination or expiration of this Agreement, such provision shall survive the termination or expiration of this Agreement and shall be binding upon all persons affected by such provision for such period of time as may reasonably be required in order to give full effect to the intended application of such provision.

49. Applicable Law. The Company was formed under the laws of the State of Delaware, and all rights, duties and obligations of the Company and of the Members under this Agreement shall be determined in accordance with the laws of said State.

50. Schedules and Exhibits. All Schedules and Exhibits (including all duly authorized substitutions and replacements therefor) referred to in, and attached to, this Agreement hereby are incorporated in this Agreement by reference.

(29)

51. Representations of Members. Each Member represents and warrants to the Company and to all other Members as follows:

(a) Evaluation of Investment. Such Member (i) has received, has read and understands this Agreement; (ii) has been given access to all documents and other information requested by such Member and such Member’s representatives in connection with such Member’s purchase of Units and the other transactions contemplated by this Agreement; (iii) has been given the opportunity to ask questions and receive answers from the Company concerning the Company, all documents referred to in this Agreement and all transactions contemplated by this Agreement, and has had all such questions answered to the satisfaction of such Member; (iv) has been supplied all additional information requested and deemed necessary by such Member to verify the accuracy of all information provided; (v) is familiar with the financial condition, business and financial affairs of the Company, and is not relying upon any representations or warranties of the Company or any of its Members or Managers in connection with the purchase of any Units or any other transactions contemplated by this Agreement; (vi) has such knowledge and experience in financial and business matters as to make such Member capable of evaluating the merits and risks of such Member’s investment in the Units; and (vii) is able and willing to bear the economic risks and obligations associated with such Member’s investment in the Units, and recognizes that there is a risk of loss of the entire investment in the Units, as well as a risk of loss with respect to funds loaned to the Company by any Member and indebtedness of the Company guaranteed by any Member.

(b) No Registration or Marketability. Such Member understands that (i) the Units have not been registered under any federal or state securities laws (in reliance upon certain exemptions provided under such laws and applicable regulations), and such Units may not be sold or otherwise transferred unless and until they have been so registered, or the Company has received an opinion of, or satisfactory to, its counsel that no such registration is required; (ii) such Member has no right to require any such registration or any efforts to make available any exemption from registration; (iii) no public agency has reviewed the accuracy or adequacy of the information furnished to such Member in connection with such Member’s purchase of Units; (iv) there will be no public market for the Units, the Units will not be readily salable, and it may be impossible for such Member to sell or otherwise dispose of any of the Units; (v) the Units are subject to other restrictions on their transfer under other provisions of this Agreement; and (vi) such Member should not purchase Units unless such Member can fully provide for such Member’s current and potential future needs solely from assets other than such Member’s investment in the Units.

(c) Long-Term Investment. Such Member is acquiring the Units for such Member’s own account, for long-term investment purposes only, and not with a view toward resale, distribution, division or sharing with others within the meaning of applicable securities laws. Such Member does not presently have any reason to anticipate any change in such Member’s financial or other circumstances, or any other event, which may necessitate or require such Member’s sale or distribution of all or any part of the Units.

(d) Accredited Investors. Such Member is an “accredited investor,” as that term is defined in §501(a) of Regulation D promulgated under the Securities Act of 1933.

(30)

(e) Suitability of Investment. Such Member (i) has been advised by representatives of the Company to consult with such Member’s tax advisor regarding the potential tax consequences of the transactions contemplated by this Agreement; and (ii) has carefully considered (and, to the extent deemed necessary, has discussed with such Member’s legal, tax, financial and other professional advisors) the suitability of an investment in the Units for such Member’s particular tax and financial circumstances, and has determined that the Units are a suitable investment for such Member.

52. Confidentiality. Each Member other than ADP-CFK agrees that he or she shall not disclose any Confidential Information (as defined below) to any person or make any use of any Confidential Information for his or her own purposes or for the direct or indirect benefit of any person other than the Company without the prior written consent of a two-thirds interest of all of the other Members, except in any such case in connection with the performance of his or her services under this Agreement or as required by applicable law. For purposes of this Agreement, the term “Confidential Information” shall mean all trade secrets, confidential information and proprietary information of the Company, including without limitation all information not generally known by or available to the public about or belonging to the Company or belonging to other companies to whom the Company or any of its affiliates may have an obligation to maintain information in confidence and information, whether written (or other forms of media) or oral, of a technical or business nature such as ideas, designs, drawings, sketches, artwork, improvements, trade secrets, know-how, marketing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial statements or schedules, training programs and training protocols, marketing plans, pricing lists or methodology, customer lists and other customer data, vendor lists or other supplier information including sources of supply, sales representative lists, and business plans and methods, in any case which relate directly or indirectly in any manner to the actual or anticipated business of the Company or anticipated areas of future development or is otherwise designated as confidential information by the Company; provided that Confidential Information shall not include information which (a) is or becomes available to the public through no breach of this Agreement by the Member, (b) was previously known to the Member, or (c) is received by the Member from a third party free to disclose such information without restriction.

Each Member other than ADP-CFK acknowledges that if he or she violates the provisions of this Section 52, the Company’s remedies at law may be inadequate. Accordingly, if a Member violates or attempts to violate any provisions of this Section 52, the Company shall be entitled to seek a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the posting of any bond.

53. Legislative, Regulatory, or Administrative Change. If (a) there is (i) any change in any federal, state, or local statute, law, regulation, legislation, rule, policy, or general instruction, or a change in any third party reimbursement system, or (ii) any ruling, judgment, decree, or interpretation by any court, agency, or other governing body having jurisdiction over the Company, the Members, or the Company’s business (in any such case, for purposes of this Section 53, a “Regulatory Matter”), and (b) such Regulatory Matter materially and adversely affects, or is reasonably likely to affect, the ability of the Company to operate its business, or

(31)

which shall make this Agreement or the manner in which the Company conducts its business unlawful, the Members shall immediately use their best efforts to restructure the Company’s business, in a tax efficient manner to the extent practicable, with the result that (a) the dental services provided by the Company shall be performed by a separate professional corporation (or other similar entity) owned by the Additional Parties or their ultimate individual owners (or some combination of the foregoing) as permitted by applicable law (the “New PC”), (b) the Company shall provide all non-clinical services to the New PC pursuant to a service agreement that is substantially similar in form to the one typically used by ADPI in its transactions with its other affiliated dental groups (subject to the following clause (c)), and (c) the economic arrangements under such service agreement reflect as closely as possible the economic arrangements contemplated by this Agreement.

[Signatures and address notices contained on next page.]

(32)

Signature Page – Limited Liability Company Agreement

IN WITNESS WHEREOF, this Agreement has been executed and delivered effective as of the date first set forth above.

MEMBER:		ADDRESS:
ADP-CFK, LLC		201 Edgewater Dr., Suite 285
Wakefield, Massachusetts 01880

By	/s/ Gregory A. Serrao
Gregory A. Serrao, Chairman, President
and CEO

ARIZONA’S TOOTH DOCTOR, P.C.

By:	/s/ Jeffrey T. Erickson
Its:

BRENCHLEY DENTAL CONTRACTING, PLC		1108 E. Nunneley
Gilbert, Arizona 85296

By:	/s/ Paul Brenchley
Its:

ERICKSON INVESTMENT LIMITED PARTNERSHIP

By: Erickson Family Trust dated July 20, 2000, its General Partner

By:	/s/ Christine E. Erickson
Christine E. Erickson, Trustee

By:	/s/ Jeffrey T. Erickson
Jeffrey T. Erickson, Trustee

(33)

Signature Page – Limited Liability Company Agreement

THE BARNEY FAMILY TRUST,		3052 E. Hackamore
dated January 28, 2005		Mesa, Arizona 85213

By:	/s/ Chrisopher Barney
Christopher Barney, Trustee

By:	/s/ Nicole Barney
Nicole Barney, Trustee

/s/ Christe D. Erickson		6918 E. Pinchot Ave.
CHRISTE D. ERICKSON		Scottsdale, Arizona 85251

/s/ Jeffrey T. Erickson		3616 E. Tremaine Court
JEFFREY T. ERICKSON, D.D.S.		Gilbert, Arizona 85234

/s/ Emerico Gomez, Jr.		3143 E. Park Avenue
EMERICO GOMEZ, JR., D.D.S.		Gilbert, Arizona 85234

(34)

DEFINED TERMS LOCATOR LIST

action	§20(a)
Additional Capital	§10(c)
Additional Parties	Preamble
Adjustment Date	§15(d)
ADP Advances	§11
ADP-CFK	Preamble
ADPI	§11
Agreement	Preamble
Approved Sale	§30(f)
Approving Members	§30(f)
Arizona Subsidiary	§3
Assignee	§29(b)

Breach Events	§30(d)
Business	§3

Calculation Period	§30(d)
Call	§30(d)
Capital Account	§13
Certificate	Background Information
Code	§8
Company	§1
Company Subsidiaries	§10(c)
Confidential Information	§52
Contributed Assets	§10(a)
Contribution Agreement	Background Information

Delaware Act	§3

EBITDA	§30(d)
Exit Price	§30(d)

Fair Value	§30(b)
Fifth Anniversary	§30(d)

in interest	§20(a)
Initial Member	Preamble

KeyBank	§21(e)

Long-Term Disability	§30(d)(xx)

Management Person	§26(a)
Managers	§21(a)
Material Adverse Effect	§30(d)
Material Corporate Transaction	§30(d)
Member	§1

(35)

Meeting Notice	§20(b)

New PC	§53
Non-Contributing Member	§10(c)
Note Rate	§30(e)(ii)
Notice	§17(b)
Notice Period	§10(c)

Offer	§30(a)
Offered Units	§30(a) & (b)
Other Members	§30(f)

Percentage Interest	§14
Purchaser	§30(e)
Put	§30(d)

Regulations	§8
Regulatory Matter	§53
Required Sale Notice	§30(f)

Seller	§30(e)
Side	§35(a)

Tax Distribution	§18(b)
Tax Matters Member	§8
Third Party	§30(a) & (b)
Total Value	§30(d)
Transfer	§29(a)
Transfer Notice	§30(a) & (b)
Transferor	§30(a) & (b)

Units	§14

(36)

EXHIBIT A

INITIAL MEMBERS

The initial allocations set forth below are subject to post-closing adjustments.

Name	Initial Capital Contribution(1)	Cash Consideration To Be Paid	Initial Capital Account Balance (2)	Units	Percentage Interest
ADP-CFK	$18,700,000	-0-	$18,700,000.00	85,000.000	85.00000

Additional Parties
EILP	$12,075,058.73	$10,101,740	$1,973,318.73	8,103.000	8.10300
Brenchly PLC	$1,044,999.99	$874,225	$170,774.99	701.250	.70125
Ms. Erickson	$348,705.88	$291,720	$56,985.88	234.000	.23400
Tooth PC	$6,718,734.74	$5,620,750	$1,097,982.74	4,508.625	4.50863
Dr. Erickson	$69,852.94	$58,438	$11,414.94	46.875	.04688
Barney Trust	$1,397,058.81	$1,168,750	$228,308.81	937.500	.93750
Dr. Gomez	$698,529.41	$584,375	$114,154.41	468.750	.46875
Totals Additional Parties	$22,352,941	$18,700,000	$3,652,941	15,000.000	15.00001

		Totals All Initial Members		100,000.000	100.00000

(1)	For the Additional Parties, this reflects the agreed net fair market value the assets contributed by them, respectively.
(2)	For the Additional Parties, this reflects their respective initial capital contributions reduced by the Cash Consideration (as defined in the Contribution Agreement) paid to them pursuant to the Contribution Agreement.

(37)

EXHIBIT B

INDIVIDUAL OWNER UNITS

Owner of Units	Indirect Owner of Units
EILP	Jeffrey T. Erickson, D.D.S.
Brenchley PLC	Paul Brenchley, D.D.S.
Tooth PC	Jeffrey T. Erickson, D.D.S.
Barney Trust	Christopher Barney, D.D.S.

(38)